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                                  Exhibit 21.1
                                  Subsidiaries


NAME                                                 JURISDICTION OF INCORPORATION

FCN Holding, Inc.                                    Delaware
Fox Children's Network, Inc.                         Delaware
Fox Family Management, LLC                           Delaware
Fox Family Properties, Inc.                          Delaware
Fox Kids Europe Limited                              United Kingdom
Fox Kids Holdings, LLC                               Delaware
Fox Kids Worldwide, LLC                              Delaware
International Family Entertainment, Inc.             Delaware
MTM Enterprises, Inc.                                California
Saban Entertainment, Inc.                            Delaware
Saban International N.V.                             Netherlands, Antilles
Saban Merchandising, Inc.                            California
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